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EX-5.1

                                   Exhibit 5.1

                   Opinion re: legality and Consent of Counsel

July 13, 2000

Ness Energy International, Inc.
4201 East Interstate 20
Willow Park, TX.  76087

Gentlemen:

We refer to the Registration Statement on form SB-2 (the "Registration Statement") to be filed by Ness Energy International, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to an aggregate of 40,881,248 shares of the Common Stock of the Company, no par value, (the "Shares") to be issued.

As special counsel to the Company we have relied on the oral and written statements and assurances of the management of the Company, and we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings have been taken to authorize the issuance of the shares and that the shares being registered pursuant to the Registration Statement, when issued will be fully authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration statement under the provisions of the Act.

Cordially,

o/s Richard E. Daniels

Daniels McGowan & Assoc.
1201 Allen Market Lane, Suite 200
St. Louis, Mo.  63104